Exhibit 99.2

The following is pro forma information is as of December 31, 2013 that discloses the results of operations as though the business combination had been completed as of the beginning of the period being reported on.

NATIONAL AUTOMATION SERVICES, INC., CONSOLIDATED PRO FORMA BALANCE SHEETS		NAS	Pro-forma Adjustments		Pro forma
	JD DEC 31, 2013	DEC 31, 2013	DEC 31, 2013		DEC 31, 2013
	(audited)	(audited)	(unaudited)		(unaudited)
ASSETS
CURRENT ASSETS
Cash	$4,182	$17,696	$—		$21,878
Accounts receivable	2,771,567	—	—		2,771,567
Prepaid expenses	252,026	—	—		252,026
Total current assets	3,027,775	17,696	—		3,045,471
Property, plant and equipment, net	15,219,702	—	—		15,219,702
Deferred financing fees, net	29,402	—	—		29,402
Other assets, non-current	—	—	12,773,886	(1)	12,773,886
TOTAL ASSETS	$18,276,879	$17,696	$12,773,886	(1)	$31,068,461

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payables and accrued liabilities	$2,301,047	$2,452,798	$—		$4,753,845
Current portion of loans, capital leases and line of credit	3,626,382	94,517	—		3,720,899
Convertible debt, net of beneficial conversion feature net of $920 and $5,989, respectively	—	173,580	—		173,580
Related party payable	782,784	172,173	—		954,957
Total current liabilities	6,710,213	2,893,068	—		9,603,281
Long-term loans, capital leases and line of credit	8,349,001	169,500	—		8,518,501
Long term portion of related party	387,969	—	—		387,969
Total liabilities	15,447,183	3,062,568	—		18,509,751
STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock $0.001 par value, 1,000,000,000 authorized, 3,079,936 issued and outstanding 2013	1,000	3,080	(1,000	)(1)	3,080
Additional paid in capital and distributions	(31,252)	12,671,481	31,252	(1)	12,671,481
Stock payable	—	375,172	3,540,000	(1)	3,915,172
Accumulated income (deficit)	2,859,948	(16,094,605)	9,203,634	(1)	(4,031,023)
Total stockholders’ equity (deficit)	2,829,696	(3,044,872)	12,773,886	(1)	12,558,710
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,276,879	$17,696	$12,773,886	(1)	$31,068,461

(1) – The adjustment noted in our pro-forma is noted as the equity value (of shares issued in our PSA) of the purchase of JD Field services by NAS. Per Business combination 144R we calculated the offset of purchase for JD and applied the adjustment to reflect the assumption of purchase as of January 1, 2013.

Exhibit 99.2

NATIONAL AUTOMATION SERVICES, INC., CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS (unaudited)	YEAR ENDED DEC 31, 2013	YEAR ENDED DEC 31, 2013	YEAR ENDED DEC 31, 2013	YEAR ENDED DEC 31, 2013
	JD (audited)	NAS (audited)	Adjustments (unaudited)	Pro forma (unaudited)
REVENUE	$19,554,394	$—	$—	$19,554,394
Less: returns and allowances	(140,000)	—	—	(140,000)
NET REVENUE	19,414,394	—	—	19,414,394

COST OF REVENUE	16,936,050	—	—	16,936,050
GROSS PROFIT	2,478,344	—	—	2,478,344
OPERATING EXPENSES
Selling, general and administrative expenses	1,714,958	177,790	—	1,892,748
Professional fees and related expenses	63,843	463,626	—	527,469
Gain on accrued expense extinguishment	—	(435,446)	—	(435,446)
TOTAL OPERATING EXPENSES	1,778,801	205,970	—	1,984,771
OPERATING INCOME (LOSS)	$699,543	$(205,970)	$—	$493,573
OTHER EXPENSE, non-operating
Gain on debt extinguishment	(181,425)	(206,835)	—	(388,260)
Loss on disposal of fixed asset	1,213,285	—	—	1,213,285
Interest expense, net	906,904	281,461	—	1,188,365
TOTAL OTHER EXPENSE, non-operating	1,938,764	74,626	—	2,013,390
LOSS BEFORE PROVISION FOR INCOME TAXES	(1,239,221)	(280,596)	—	(1,519,817)
PROVISION FOR INCOME TAXES	—	—	—	—
NET LOSS	$(1,239,221)	$(280,596)	$—	$(1,519,817)
BASIC LOSS PER SHARE	$—	$(0.13)	$—	$(0.70)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING BASIC & DILUTED	—	2,160,449	—	2,160,449

The Company finalized the valuation of acquisition effective February 24, 2014, which applied a valuation disclosure and accounting adjustment to intangible assets.